Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 15, 2013 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) today announced sales of $2,374,000 for the three months ended May 31, 2013, compared to sales of $2,840,000 for the prior year period, a decrease of $466,000 or 20%. Although not directly reported, a comparison of the three months ended May 31, 2013 to the three months ended February 28, 2013, showed an increase in sales of $265,000 or 11%, an improvement over last fiscal year’s trend of declining quarterly sales. The current quarter’s increase was due to a significant upturn in the Company’s glass coating line sales to Asian customers. In 2012, glass industry customers postponed plant upgrades and capital expansions due to the uncertainty in the global market, and this appears to be changing now.

Now at the halfway point of its the second quarter, the Company expects to see another increase in sales over the prior year period and the current quarter, based on increased backlog and proposal activity so far this year. The Company’s electronics business’ sales of printed circuit board fluxing equipment has recently improved, in part due to entering new geographical territories in Latin America, and also due to the success of the SonoFlux Servo line of PCB fluxing systems. In the medical device coating area, the Company’s new Balloon Catheter Coater is expected to augment sales of the MediCoat stent coating systems in both the second and third quarters of this year.

The Company reported net income of $74,000 for the three months ended May 31, 2013, compared to $11,000 for the prior year period, an increase of $63,000. The increase in net income on lower sales volume compared to last year’s first quarter was in part due to cost reductions that the Company implemented last year during the economic downturn. In addition, the Company’s income was higher than the three months ended February 28, 2013, and the Company’s gross profit margin remained consistent with the prior year period at 47%.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased to see that there appears to be a strengthening of our business, as viewed from the quarter to quarter proposal backlog, and sales activity that we are experiencing. Our second quarter, which ends August 31, 2013, has already seen some significant new business in the Food and Medical Device areas. We recently received an order for applying antimicrobial coatings to packaged meats, which could lead to a new line of business for Sono-Tek, after installation later this year. We have also sold two of our new Balloon Catheter Coaters to customers in Asia, which could represent the evolution of stent coating to a new and more sophisticated arena that plays to our strengths. Finally, our new equipment for silicon solar coatings is now being beta tested at a customer’s site, and we plan to have it commercially ready when the solar market firms up sometime next year. We will be communicating these trends at the Annual Shareholders Meeting on August 22, 2013, where we expect to set our current year targets at double digit sales growth versus last year, combined with net income in the $500,000 - $1,000,000 range.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the food coating and solar energy markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.

Selected Financial Data

(Unaudited)

	Three Months Ended
	May 31, 2013	May 31, 2012

Net Sales	$2,374,394	$2,839,702

Gross Profit	$1,141,415	$1,349,698

Net Income	$73,748	$11,100

Basic Earnings Per Share	$0.01	$0.00

Diluted Earnings Per Share	$0.01	$0.00

Weighted Average Shares - Basic	14,503,010	14,459,579

Weighted Average Shares - Diluted	14,559,441	14,570,514